CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 4, 2011, on the statement of assets and liabilities of Corporate America CU Short Duration Fund, a series of Managed Portfolio Series, as of April 11, 2011, and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Corporate America CU Short Duration Fund’s Registration Statement on Form N-1A.

COHEN FUND AUDIT SERVICES, LTD.
Westlake, Ohio
May 4, 2011